Exhibit 10.15

SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of October , 2005 between AFFINION GROUP HOLDINGS, INC., a Delaware Corporation, (the “Company”) and INVESTOR (as set forth on the Signature Page) (“Investor”).

WHEREAS, Investor desires to purchase certain shares of the Company’s common stock; and

WHEREAS, pursuant to the Purchase Agreement made and entered into as of the 26th day of July, 2005, by and among Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), the Company (f/k/a Affinity Acquisition Holdings, Inc.) and Cendant Corporation, the Company will acquire all of the equity interests in Cendant Marketing Group, LLC and Cendant International Holdings Limited (the “Transaction”);

WHEREAS, the Company is willing to sell the Company’s common stock to Investor on the terms and conditions provided below.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. Subscription. Investor hereby subscribes for and offers to purchase as of the closing of the Transaction (the “Closing”) [Item 1(a) on the Signature Page] shares of the Company’s common stock, par value $0.01 per share, (the “Shares”) at the purchase price of $[Item 1(b) on the Signature Page] per Share for the aggregate amount indicated in Section 2 of this Agreement.

2. Tender of Consideration. Investor hereby irrevocably tenders this Agreement, and on the Closing will be deemed to pay $[Item 2 on the Signature Page], by means of a dollar-for-dollar reduction of the Payments payable to Investor under the Retention Letter (as such terms are defined in Section 3), as aggregate consideration for the Shares.

3. Retention Letter. Investor is a party to a letter agreement with Cendant Marketing Group, LLC or its affiliate, as amended through June 28, 2005 (the “Retention Letter”). Notwithstanding the timing of the payments set forth in the Retention Letter (the “Payments”), Investor hereby acknowledges that:

(a) Investor will receive, on or about the Closing, [Item 1(a) on the Signature Page] Shares, representing a portion of the Payments equal to $[Item 2 on the Signature Page]);

(b) Investor will receive, on or about the Closing, an amount of the Payments in cash equal to $[Item 3 on the Signature Page];

(c) all amounts payable to Investor are subject to applicable withholding.

4. Risk of Forfeiture. Notwithstanding anything to the contrary contained herein, consistent with the Retention Letter, to the extent Investor’s employment with the Company terminates for Cause as set forth in the Retention Letter (with the Company substituted for Cendant therein) or due to Investor’s resignation prior to the first anniversary of the Closing, Investor shall immediately forfeit to the Company [Item 4 on the Signature Page] Shares, and the Company may reflect any such forfeiture on its share records without any further action required by Investor. Investor, upon purchasing the Shares, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as Investor’s attorney(s) in fact to (a) effect any forfeiture by Investor to the Company of [Item 4 on the Signature Page] Shares pursuant to this Section 4, (b) effect any transfer to the Company of any Shares that are repurchased by the Company pursuant to Section 5 of the Management Investor Rights Agreement (as defined below), and (c) execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer or forfeiture.

5. Representations and Warranties of Investor. Investor hereby represents and warrants to the Company as follows:

(a) Investor is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, meaning that Investor is a citizen or resident of the United States;

(b) Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that this sale is being made in reliance on one or more exemptions for private offerings;

(c) The Shares for which Investor hereby subscribes are being acquired solely for Investor’s own account and for investment only. Investor is not purchasing the Shares with a view to or for the resale, distribution, subdivision or fractionalization thereof and Investor has no plans to enter into any contract, undertaking, agreement or arrangement for any such purpose. Investor understands and agrees that the Company shall have no obligation to recognize the ownership, beneficial or otherwise, of such Shares of anyone other than Investor and that no such Shares shall be transferable except upon the conditions set forth in the Management Investor Rights Agreement by and among the Company and its stockholders, dated as of the date of this Agreement, a copy of which previously has been reviewed by Investor with counsel of his choice prior to becoming a party thereto (the “Management Investor Rights Agreement”);

(d) Investor (i) has adequate means of providing for Investor’s current needs and possible contingencies, and Investor has no need for liquidity in his investment in the Company, (ii) can bear the economic risk of losing his entire investment in the Company, (iii) has, alone or together with a Purchaser Representative (as defined in Rule 501(h) of the Securities Act), such knowledge and experience in financial and business matters that Investor is capable of evaluating the relative risks and merits of this investment; and (iv) is an “Accredited Investor” within the meaning of Section 5(g).

(e) Investor acknowledges that he has been provided with such information as he deems necessary to evaluate the merits and risks of investing in the Shares and has been afforded the opportunity to ask such questions as he deemed necessary, and to receive answers from, representatives of the Company concerning the merits and risk of investing in the Shares;

(f) In making the decision to invest in the Company, Investor has relied solely upon independent investigations made by Investor. No representations or warranties, oral or otherwise, have been made to Investor or any party acting on Investor’s behalf that are inconsistent with the written materials which have been supplied to Investor by the Company.

(g) To qualify as an Accredited Investor, Investor must satisfy at least one of the following alternative criteria:

(i) Investor is a natural person whose individual net worth (or joint net worth with Investor’s spouse) is in excess of $1,000,000 (net worth or joint net worth includes the equity in one’s home); or

(ii) Investor is a natural person whose individual income (not joint income with Investor’s spouse) in each of the prior two years was in excess of $200,000 or whose joint income with Investor’s spouse in each of the prior two years was in excess of $300,000, and who has a reasonable expectation of reaching at least the same income level in the current year; or

(iii) Investor is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Shares; or

(iv) Investor is one of our directors or executive officers; or

(v) Investor is an entity in which all of the equity owners are Accredited Investors.

6. Transferability. Investor agrees not to transfer or assign this Agreement or any of Investor’s interest in this Agreement or in the Company except as allowed by the terms of the Management Investor Rights Agreement, and further agrees that the assignment and transferability of the Shares acquired pursuant hereto shall be allowed only in accordance with applicable law and the terms of the Management Investor Rights Agreement.

7. Revocation. Investor agrees that Investor will not cancel, terminate or revoke this Agreement or any agreement made in connection with this Agreement.

8. Further Representations and Warranties of Investor.

(a) Authority. Investor has full power, legal right and authority to execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated by this Agreement and no consent of any third party not previously obtained is required to do so. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action and no other proceedings on the part of Investor are necessary to authorize this

Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Investor and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes a valid and binding agreement of Investor, enforceable against Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. The execution, delivery and performance by Investor of this Agreement and any other agreement, certificate or document executed by Investor in connection with this Agreement, and the transactions (and the consummation of the transactions) contemplated by this Agreement and any related agreements will not: (i) violate or conflict with any laws, rules or regulations of any government authority having jurisdiction; or (ii) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or require any consent under, any provision of (x) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which Investor is a party or (y) any judgment, order or decree by which Investor is bound.

9. Representations and Warranties of the Company.

(a) Authority. The Company has full power, legal right and authority to execute, deliver and perform the terms of this Agreement, to issue the Shares in accordance with the terms and subject to the conditions of this Agreement, to consummate the transactions contemplated by this Agreement and no consent of any third party not previously obtained is required to do so. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. The execution, delivery and performance by the Company of this Agreement and any other agreement executed by the Company in connection herewith, and the transactions (and the consummation of the transactions) contemplated by this Agreement and any related agreements will not: (i) violate or conflict with any laws, rules or regulations of any government authority having jurisdiction; or (ii) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or require any consent under, any provision of (x) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which the Company is a party or (y) any judgment, order or decree by which the Company is bound.

(c) Capitalization. After giving effect to the transactions contemplated to take place on the Closing, the capitalization of the Company will be as set forth on Attachment A. Upon issuance, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

10. Miscellaneous.

(a) All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to (i) the Company c/o Apollo Management V, L.P., 9 West 57th Street, New York, New York 10019, Attention: Marc Becker and (ii) Investor at his home address most recently on file with the Company.

(b) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware.

(c) This Agreement, the Management Investor Rights Agreement and the Retention Letter (as defined on the Signature Page) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(d) Whenever required by the context hereof, the singular shall include the plural, and vice-versa. Any gender-specific reference applies to the other gender as context requires.

(e) All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and transfer of any Shares.

11. Legends. All certificates evidencing Shares owned by Investor or its respective transferees permitted hereunder shall in addition to any other legend required by contract or applicable law bear a legend in substance as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO ANY STATE OR BLUE SKY SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A MANAGEMENT INVESTOR RIGHTS AGREEMENT DATED AS OF [            ] AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTIES NAMED THEREIN. THE TERMS OF SUCH MANAGEMENT INVESTOR RIGHTS AGREEMENT INCLUDE AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

SIGNATURE PAGE

Investor:	(full name in which ownership of the Shares is to be registered).

Item 1(a):	Number of Shares to be delivered to Investor at or about the Closing:

Item 1(b):	Price per Share: $

Item 2:	Consideration for the Shares: $

Item 3:	Cash payment, if any, to be received at or about the Closing (before withholding): $

Item 4:	Shares subject to forfeiture pursuant to Section 4:

Investor’s Social Security Number or other Taxpayer Identification Number:

INVESTOR

By:	[See Annex A]
Name:

The foregoing Subscription Agreement is accepted and agreed to by the Company as of the date set forth below.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Nathaniel J. Lipman
Name:	Nathaniel J. Lipman
Title:	Chief Executive Officer

Date of Acceptance: October 17, 2005

Annex A

Investor	Item 1(a)	Item 1(b)	Item 2	Item 3	Item 4
Robert Rooney	100,000	$10	$1,000,000	$275,000	38,250
Todd Siegel	73,200	$10	$732,000	$1,568,000	69,000
Michael Raucher	50,000	$10	$500,000	$500,000	30,000
Thomas Rusin	47,600	$10	$476,000	$974,000	43,500